EXHIBIT 2

Suite 1050 – 625 Howe Street Vancouver, BC V6C 2T6	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
PERU COPPER APPOINTS
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
Vancouver, British Columbia, Canada, January 4th, 2007 - Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL:CUP) (“Peru Copper” or the “Company”) is pleased to announce the appointment of Mr. Gerald Wolfe to the position of President, Chief Executive Officer and Director of the Company. Mr. Wolfe’s appointment will become effective January 15, 2007.
Since 2005, Mr. Wolfe has been the President and CEO of Compañia Minera Antamina, one of the world’s largest producers of copper and zinc. The Antamina mine, which has many similarities to Peru Copper’s developing Toromocho copper deposit, is a large, high altitude complex polymetallic skarn deposit in Northern Peru that in 2005 produced over 370,000 tonnes of copper and 184,000 tonnes of zinc as well as lead and molybdenum concentrates. Mr. Wolfe’s responsibilities included profit and loss, production, regulatory and financial compliance, marketing, business development, and government and community relations.
Mr. Wolfe was Antamina’s Vice President of Operations prior to his promotion to President and CEO. As VP of Operations he managed and improved mine and concentrator operations as well as safety following a complex and challenging startup period.
Mr. Wolfe holds a Bachelor of Science degree in Mining Engineering from Queen’s University in Kingston, Ontario and has close to 30 years of experience in the mining industry including operations in North America, South America and Europe.
David Lowell, the Company’s Executive Chairman, said “We are extremely pleased to welcome Gerald to build and lead the management team of Peru Copper. Gerald’s outstanding operational and technical credentials will be a valuable asset to our Company. His track record as a successful trouble-shooter on large scale projects in various stages of operation are second to none. He will provide the Company with the operational experience that it needs for the development of the Toromocho Copper Project.”
For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-3 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-3 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.